Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES

QUARTERLY DISTRIBUTION TO $0.80

DECLARES 2005 CASH DISTRIBUTIONS OF $3.13

HOUSTON, Jan. 18, 2006 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.80 ($3.20 annualized) from $0.79 per unit. Payable on Feb. 14, 2006, to unitholders of record as of Jan. 31, 2006, the distribution represents an 8 percent increase over the 2004 fourth quarter cash distribution per unit of $0.74 ($2.96 annualized). This is the 13th consecutive quarter in which KMP has increased the distribution and the 26th increase out of 35 quarters since current management took over in February of 1997. In total, KMP declared cash distributions for 2005 of $3.13 per unit, up 9 percent from $2.87 per unit for 2004 and on target with its published budget.

KMP reported 2005 net income before certain items of $982.4 million, or $2.37 per unit, up 18 percent from $833.4 million, or $2.22 per unit, in 2004. For the fourth quarter, KMP had net income before certain items of $256.5 million, or $0.59 per unit, versus $227.7 million, or $0.59 per unit, for the comparable quarter in 2004. The following table shows the per unit earnings impact of certain items, including reserves for the SFPP rate case, the North System inventory reconciliation and environmental matters.

Including certain items, KMP reported 2005 net income of $812.2 million, or $1.58 per unit, compared to 2004 net income of $831.6 million, or $2.22 per unit. Including certain items for the fourth quarter, KMP had net income of $121.4 million, or ($0.02) per unit, compared to $227.3 million or $0.59 per unit, in the same period the previous year.

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	4Q ‘05	4Q ‘04	2005	2004
Net Income Per Unit Before Certain Items	$0.59	$0.59	$2.37	$2.22
North System inventory	(0.04)		(0.07)
Environmental reserves	(0.11)		(0.11)
SFPP rate case reserve	(0.48)		(0.49)
Litigation settlements			(0.14)
GP interest in certain items	0.02		0.02
Net Income Per Unit Including Certain Items	$(0.02)	$0.59	$1.58	$2.22

Chairman and CEO Richard D. Kinder said, “KMP had another strong year. In total, our 2005 segment earnings before DD&A were $1.8 billion, which represents 20 percent cumulative growth across all four business segments compared to 2004. Our success was attributable to both internal growth and contributions from acquisitions, and we were able to achieve these results despite the impact of two major hurricanes on our pipelines and terminals businesses. In 2005, we also positioned the company for additional growth by investing more than $670 million in expansion projects, and making 10 acquisitions totaling approximately $470 million (includes expansion upgrades and assumed liabilities), most of which were in the Terminals segment. Additionally, we completed a successful open season on the Rockies Express Pipeline and made significant progress toward bringing this project to fruition, and we entered into contracts with major shippers for all of the capacity on the Kinder Morgan Louisiana Line, which is expected to begin service in early 2009.” Rockies Express will move natural gas eastward out of the Rockies and is expected to become the largest pipeline built in the United States in over 20 years. The Kinder Morgan Louisiana Line will move gas from liquefied natural gas (LNG) terminals along the Gulf Coast into the country’s pipeline network.

KMP increased its SFPP rate case reserves in the fourth quarter by $105 million to reflect its current assessment of the reparations due to shippers based on a Dec. 16, 2005, Federal Energy Regulatory Commission (FERC) order (the order was discussed in a Dec. 19, 2005, Kinder Morgan news release). This is a non-recurring, non-cash item and is consistent with the compliance filing KMP will submit to the FERC on Feb. 28. Although this filing reflects KMP’s best current estimate of reparations, it is likely that complainants in the case will claim that

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reparations should be greater. The ultimate resolution of the rate case and any associated reparations are subject to FERC rulings and judicial appeals, including SFPP’s appeal of the FERC’s earlier decision “ungrandfathering” West Line rates.

Excluding certain items, KMP generated distributable cash flow in excess of distributions of approximately $53 million for 2005, which exceeded the company’s published annual budget of $39 million.

Overview of Business Segments

The Products Pipelines segment delivered a 7 percent increase in 2005 earnings before DD&A to $508.3 million, up from $475.5 million in 2004. “This segment’s earnings before DD&A, which were below the published annual budget of over 12 percent growth, were impacted by Hurricanes Katrina and Rita in the third quarter and weaker than expected performances by the West Coast Terminals, the North System and the Cochin Pipeline, whose revenues were impacted by lower demand for propane as a result of unseasonably warm weather,” Kinder said. Fourth quarter earnings before DD&A were $127.3 million, up 5 percent from $121.6 million in the same period a year ago, led by strong performances on Pacific, CALNEV and the Southeast Terminals.

Total refined products revenues increased by almost 7 percent for both the year and the fourth quarter, and refined products volumes increased by 0.4 percent for the year and 1 percent for the fourth quarter. Excluding Plantation Pipeline, which was impacted by the Gulf Coast hurricanes and post-hurricane refinery disruptions, total refined products volumes increased by 2.5 percent for the year. On Plantation, gasoline volumes, which comprise about 65 percent of the total fuel transported on the pipeline, were down slightly more than 4 percent for the year. Main line volumes on Pacific were up 4 percent for the fourth quarter, with diesel and jet fuel volumes up 9 and 8 percent, respectively, compared to the same period a year ago. NGL revenues decreased by 1.6 percent for the year and 5.4 percent for the fourth quarter, as NGL volumes were negatively impacted by lower demand for propane.

The Natural Gas Pipelines segment produced 2005 earnings before DD&A of $500.2 million, up 22 percent from $410.7 million for 2004, significantly ahead of its published

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budget of 7 percent growth. For the fourth quarter, segment earnings before DD&A were $139.5 million, up 31 percent compared to $106.9 million for the comparable quarter in 2004. “Growth in this segment was driven by outstanding performances from the Texas Intrastate Pipeline Group and the Red Cedar gas gathering system, along with contributions from the acquired TransColorado Gas Transmission Company,” Kinder said. The Texas Intrastate pipelines significantly outperformed its plan and generated nearly half of this segment’s 2005 earnings before DD&A and more than half of the segment’s fourth quarter earnings. The Red Cedar system in Colorado, a joint venture with the Southern Ute Indian Tribe, was well above its earnings target. KMP also had the benefit of a full year of contributions from TransColorado, which had $39.2 million in 2005 earnings before DD&A and outperformed its acquisition model. Total segment transport volumes and intrastate sales volumes were down for both the year and the fourth quarter, but more than offset by improved margins.

The CO2 segment delivered 2005 earnings before DD&A of $471.2 million, up 33 percent from $353.5 million in 2004, and almost right on target with its published annual budget of 34 percent growth. “The significant growth in this segment was driven by increased oil production year over year at both the SACROC and Yates fields, record annual production volumes from the McElmo Dome and strong NGL sales,” Kinder said. Fourth quarter segment earnings were $113.6 million, virtually flat with the comparable period a year ago. “We continue to add wells and infrastructure in the Permian Basin in West Texas, and we are benefiting from the completion of a power plant at the SACROC site that is providing the majority of SACROC’s electricity needs and is being operated by Kinder Morgan, Inc.’s (NYSE: KMI) Power segment,” Kinder added.

Average oil production for 2005 at SACROC was 32.1 thousand barrels per day (MBbl/d), a 13 percent increase over the same period last year, but below plan. Fourth quarter average oil production at SACROC was 31.5 MBbl/d, a 2 percent decline from the comparable period a year ago. Average oil production for 2005 at Yates was 24.2 MBbl/d, well above plan and up 24 percent year over year. Fourth quarter average oil production at Yates was 24.6 MBbl/d, up 15 percent over the comparable quarter in 2004. Annual production volumes

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from the McElmo Dome source field in Cortez, Colo., were up 9 percent year over year, reflecting increased third-party sales. NGL sales volumes increased significantly in 2005 compared to 2004, but only slightly in the fourth quarter.

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $27.36 for the year and $27.05 for the fourth quarter. The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $38.98 for the year and $44.80 for the fourth quarter.

The Terminals segment reported a 21 percent increase in 2005 earnings before DD&A to $318.1 million versus $263.1 million for 2004, and significantly exceeded its published annual budget of 10 percent growth. For the fourth quarter, segment earnings before DD&A were $84.6 million, up 26 percent from $67.1 million. “Growth was driven by both contributions from acquisitions and internal growth, and the financial results in this segment would have been even stronger without the effects of two Gulf Coast hurricanes,” Kinder said. Approximately 80 percent of the growth in this segment in 2005 came from acquisitions, with internal growth generating the remainder. Acquisitions in this segment in 2005 included a liquids terminal in New York Harbor and petroleum coke facilities in Texas that made KMP the largest handler of petcoke in the United States. Expansion projects that contributed to internal growth included adding storage tanks to increase leaseable capacity for refined petroleum products at terminals on the Houston Ship Channel and in New York Harbor, along with expanding dock and handling capabilities at the Tampaplex facility in Florida.

Throughput at both the liquids terminals and bulk handling facilities decreased in the fourth quarter of 2005 compared to the same period in 2004 due to post-hurricane production issues at a number of Gulf Coast refineries.

Outlook

KMP previously announced it expects to declare cash distributions of $3.28 per unit for 2006. Kinder said, “These expectations include contributions from assets currently owned by

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Kinder Morgan and do not include benefits from any unidentified acquisitions. These expectations also do not include any impact from the SFPP rate case, which we estimate will be $15 million to $20 million in 2006. Notwithstanding this impact, we are still hopeful of declaring cash distributions of $3.28 per unit for 2006. While we expect to grow our distribution per unit about 5 percent in 2006, below our long-term expectations of about 8 percent per year growth, our business units are expected to show strong growth of about $200 million in distributable cash flow compared to their 2005 performance. This strong operating growth is despite a significant projected increase in sustaining capital expenditures. Total expected distributable cash flow is negatively affected by higher interest rates and increasing health care costs and insurance premiums. The 2006 expectations include an excess of distributable cash flow over distributions of about $10 million. Additionally, when we look beyond 2006, and especially in the 2008 to 2010 timeframe, we expect that we will see significant growth from the major projects that we are currently pursuing, in addition to continued growth from our existing assets. This gives us comfort that we will be able to generate 8 percent or more annual growth in distributions per unit without the benefit of additional acquisitions.”

KMP will detail its 2006 financial plan at its annual investor conference in Houston on Tuesday, Jan. 24, which will be webcast live. As in previous years, KMP will post its budget on its web site at www.kindermorgan.com to enable investors to follow the company’s progress throughout the year. “We remain committed to transparency, and we will continue to review and explain any variances to the budgets during our quarterly earnings calls,” Kinder said.

Other News

Products Pipelines

•

At the Mission Valley terminal in San Diego, Calif., KMP purchased three storage tanks and a two lane truck loading rack from ExxonMobil, adding 105,000 barrels of capacity to the facility. The transaction is supported by a revised terminal agreement with ExxonMobil that includes options to extend the contract.

•

Three new storage tanks were placed into service at the large Carson Terminal in southern California in the fourth quarter and one more is scheduled to come on line

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before the end of this month. Combined, the four tanks will add 320,000 barrels of storage capacity, all of which was previously contracted under term agreements with customers.

•

The $210 million East Line expansion is expected to be completed by May 1, 2006, and will significantly increase pipeline transportation capacity for refined petroleum products between El Paso, Texas, and Phoenix, Ariz. The project involves constructing 160 miles of new 16-inch diameter pipeline between El Paso and Tucson, 65 miles of new 12-inch pipeline between Tucson and Phoenix, new pump stations and a breakout tank farm near El Paso. The permitting process also began for an additional $130 million expansion on the East Line that is expected to be completed in late summer of 2007.

Natural Gas Pipelines

•

The KMP-Sempra Pipeline & Storage team working to build the Rockies Express Pipeline entered into a purchase and sale agreement with EnCana for Entrega Gas Pipeline Inc. The transaction is expected to close in the first quarter of 2006. Entrega is in the process of constructing the first segment of the 330-mile pipeline, which will extend from the Meeker Hub in Rio Blanco County, Colo., to the Wamsutter Hub in Sweetwater County, Wyo. Under the terms of the purchase and sale agreement, KMP-Sempra will construct the second segment of the project extending the pipeline from the Wamsutter Hub to the Cheyenne Hub in northern Colorado, where it will ultimately connect with Rockies Express. It is anticipated that the entire Entrega system, which will be operated by KMP, will be placed into service by the end of 2006. KMP-Sempra also received approximately 1.3 billion cubic feet per day (Bcf/day) of conforming, binding firm commitments during the recently concluded open seasons held to solicit shipper support for an expansion of Entrega and the construction of the Rockies Express Pipeline. Shippers have until Jan. 31, 2006, to obtain their respective board of directors approvals for those commitments, and KMP-Sempra are in negotiations with other shippers to obtain the remainder of the 1.5 Bcf/day of firm commitments that has been targeted as a threshold for moving the project forward. KMP-Sempra expect to announce a final decision whether to proceed with the project in mid-February. The 1,323-mile, 42-inch diameter project will extend from the terminus of Entrega at the Cheyenne Hub in Weld County, Colo., to Monroe County in eastern Ohio. The project is expected to be constructed in stages, with the first segment projected to be in service by January of 2008 and the last segment to be in service no later than June of 2009, subject to necessary regulatory approvals from the FERC.

•

This month KMP completed an expansion of TransColorado, making an additional 200 million cubic feet per day of firm natural gas transportation capacity on the northern part of the system available to shippers. The project enabled the company to reverse the flow on a 46-mile segment of the pipeline to accommodate growing volumes from the Piceance Basin headed for the Midwest and other markets.

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Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.80 distribution ($3.20 annualized), payable on Feb. 14, 2006, to shareholders of record as of Jan. 31, 2006. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America. KMP owns or operates more than 25,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels per day of gasoline and other petroleum products and up to 8.4 billion cubic feet per day of natural gas. Its terminals handle over 80 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of more than $35 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Jan. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s 2005 and fourth quarter earnings.

The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these

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measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

Three Mos. Ended Dec. 31			Twelve Mos. Ended Dec. 31
2005		2004	2005	2004

Revenues	$3,057,587	$2,138,764	$9,787,128	$7,932,861

Costs and Expenses
Operating expenses	2,721,362	1,728,470	8,098,235	6,418,363
Depreciation, depletion and amortization	91,183	79,003	349,827	288,626
General and administrative	45,648	44,980	216,706	170,507
Taxes, other than income taxes	28,589	21,657	108,838	81,369
	2,886,782	1,874,110	8,773,606	6,958,865
Operating Income	170,805	264,654	1,013,522	973,996

Other Income/(Expense)
Earnings from equity investments	22,238	21,467	91,660	83,190
Amortization of excess cost of equity investments	(1,411)	(1,393)	(5,644)	(5,575)
Interest, net	(66,474)	(52,704)	(258,861)	(192,882)
Other, net	1,065	1,851	3,273	2,254
Minority interest	(614)	(2,347)	(7,262)	(9,679)
Income before income taxes	125,609	231,528	836,688	851,304
Income tax expense	(4,216)	(4,264)	(24,461)	(19,726)

Net Income	$121,393	$227,264	$812,227	$831,578

Calculation of Limited Partners' Interest in Net Income:
Net Income	$121,393	$227,264	$812,227	$831,578
Less: General Partner's Interest in Net Income	(125,576)	(107,241)	(477,300)	(395,092)
Limited Partners' Net Income	$(4,183)	$120,023	$334,927	$436,486

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$(0.02)	$0.59	$1.58	$2.22

Number of Units Used in Computation	219,047	202,526	212,429	197,038

Additional per unit information:

Net Income	$(0.02)	$0.59	$1.58	$2.22
Depreciation, depletion and amortization	0.42	0.40	1.67	1.49
Sustaining capital expenditures (1)	(0.21)	(0.18)	(0.66)	(0.61)
Net income before DD&A, less sustaining capex	$0.19	$0.81	$2.59	$3.10

Declared distribution	$0.80	$0.74	$3.13	$2.87

Sustaining Capex	45,004	36,374	140,805	119,244

(1) Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2005	2004	2005	2004
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$127,324	$121,573	$508,343	$475,476
Natural Gas Pipelines	139,549	106,905	500,235	410,659
CO2	113,640	113,697	471,185	353,510
Terminals	84,612	67,127	318,141	263,167
Total	$465,125	$409,302	$1,797,904	$1,502,812

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$20,966	$19,332	$82,549	$74,544
Natural Gas Pipelines	15,951	14,222	61,938	53,389
CO2	38,572	35,282	151,907	123,378
Terminals	17,105	11,560	59,077	42,890
Total	$92,594	$80,396	$355,471	$294,201

Segment Earnings Contribution:
Products Pipelines	$106,358	$102,241	$425,794	$400,932
Natural Gas Pipelines	123,598	92,683	438,297	357,270
CO2	75,068	78,415	319,278	230,132
Terminals	67,507	55,567	259,064	220,277
General and Administrative	(45,648)	(44,980)	(186,284)	(170,507)
Interest, net	(67,841)	(53,865)	(264,203)	(194,973)
Minority Interest	(614)	(2,347)	(7,262)	(9,679)
Certain Items:
Loss on early extinguishment of debt	-	(138)	-	(1,562)
General and Administrative - Settlements	-	-	(30,422)	-
Environmental Reserve	(23,344)	(312)	(23,344)	(312)
Inventory Adjustment	(8,691)	-	(13,691)	-
Rate Case Reserve	(105,000)	-	(105,000)	-
Sub-total Certain Items	(137,035)	(450)	(172,457)	(1,874)
Net income	$121,393	$227,264	$812,227	$831,578
Less: General Partner's Interest in Net Income	(125,576)	(107,241)	(477,300)	(395,092)
Limited Partners' Net Income	$(4,183)	$120,023	$334,927	$436,486

Net income before certain items	256,464	227,544	982,321	833,268
Less: General Partner's Interest in Net Income before certain items	(126,926)	(107,244)	(479,000)	(395,109)
Limited Partners' Net Income before Certain Items	129,538	120,300	503,321	438,159
Depreciation, depletion and amortization	92,594	80,396	355,471	294,201
Sustaining capital expenditures	(45,004)	(36,374)	(140,805)	(119,244)
DCF before certain items	177,128	164,322	717,987	613,116

Net income/unit before certain items	$0.59	$0.59	$2.37	$2.22
DCF/unit before certain items	$0.81	$0.81	$3.38	$3.11
Number of Units Used in Computation	219,047	202,526	212,429	197,038

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2005	2004	2005	2004
Products Pipelines
Gasoline	113.4	114.5	457.8	459.1
Diesel	43.2	40.8	166.0	161.7
Jet Fuel	30.0	29.4	118.1	117.8
Total Refined Product Volumes (MMBbl)	186.6	184.7	741.9	738.6
NGL's	11.3	12.8	37.3	43.9
Total Delivery Volumes (MMBbl) (1)	197.9	197.5	779.2	782.5

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	319.8	346.0	1,317.9	1,353.1
Sales Volumes (Bcf)	237.2	243.6	925.8	992.4

CO2
Delivery Volumes (Bcf) (3)	170.3	170.3	649.3	640.8
Sacroc Oil Production (MBbl/d) (4)	31.5	32.2	32.1	28.3
Yates Oil Production (MBbl/d) (4)	24.6	21.4	24.2	19.5
NGL Sales Volumes (MBbl/d) (5)	9.2	9.1	9.4	7.7
Realized Weighted Average Oil Price per Bbl (6) (7)	$27.05	$26.84	$27.36	$25.72
Realized Weighted Average NGL Price per Bbl (7)	$44.80	$36.33	$38.98	$31.33

Terminals
Liquids Leaseable Capacity (MMBbl)	42.4	36.8	42.4	36.8
Liquids Utilization %	95.4%	95.0%	95.4%	96.0%
Bulk Transload Tonnage (MMtons)	19.8	22.5	83.2	84.1

(1) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2) Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3) Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4) Represents 100% production from the field

(5) Net to Kinder Morgan

(6) Includes all Kinder Morgan crude oil properties

(7) Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	December 31,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$-	$-
Other current assets	1,216	853
Property, Plant and Equipment, net	8,871	8,169
Investments	419	413
Deferred charges and other assets	1,445	1,118
TOTAL ASSETS	$11,951	$10,553

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$-	$-
Other current liabilities	1,777	1,181
Long-term debt	5,221	4,722
Market value of interest rate swaps	98	130
Other	1,176	577
Minority interest	43	46
Partners' Capital
Accumulated Other Comprehensive Loss	(1,058)	(457)
Other Partners' Capital	4,694	4,354
Total Partners' Capital	3,636	3,897
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$11,951	$10,553

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$5,221	$4,722
Total Capitalization (Excl. Accum. OCI)	$9,958	$9,122
Debt to Total Capitalization	52.4%	51.8%